SUB-ITEM 77D
Policies with respect to security investments

(a)      N/A
(b)      N/A
(c)      N/A
(d)      N/A
(e)      N/A
(f)      N/A
Each fund is permitted to invest up to 20% of its assets in AAA-rated zero-coupon U.S. government agency securities